UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Northrop Grumman Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

April 6, 2012

CA 12-04

Important Information Regarding Your

Northrop Grumman Shares—Your Vote Is Important

To Northrop Grumman Employees:

Today, Northrop Grumman filed its proxy statement for the 2012 Annual Meeting of Shareholders. The proxy statement and 2011 annual report are now available online.

Many of you hold shares of our company stock through a company savings plan or otherwise. As shareholders, you have the right to vote on important matters that impact the company. Your vote on these matters is important, and we encourage you to vote your shares.

Northrop Grumman employees who hold Northrop Grumman stock as participants in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program will receive an e-mail this evening from the company’s transfer agent, Computershare. This e-mail will contain important instructions for viewing the proxy statement and annual report and for voting your shares.

This e-mail is an important official communication approved by Northrop Grumman. The subject line of the e-mail will read, “Northrop Grumman Corporation Proxy Meeting Materials.” Note that the “EXT” warning tag, which appears in the subject line of e-mails originating outside of Northrop Grumman, has been removed for this message coming directly from Computershare. If you do not receive this e-mail correspondence, or if you have any questions, please contact Computershare at (877) 498-8861 or the company’s shareholder services at (310) 332-2544.

We value your input as shareholders. Please ensure that your shares are represented at the 2012 Annual Meeting.

Thank you for your attention to this matter.

CORPORATE COMMUNICATIONS